EXHIBIT 23.3

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BPZ Resources, Inc. (the “Company”) of information from our reserves report with respect for BPZ Resources, Inc., dated March 10, 2011, with respect to the estimate of reserves and future revenue to the Company’s interest in certain oil properties located in Albacora and Corvina Fields, offshore Peru, as of December 31, 2010, set forth in the Annual Report on Form 10-K for the year ended December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
October 21, 2011